SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]            Preliminary Proxy Statement
[  ]            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]            Definitive Proxy Statement
[  ]            Definitive Additional Materials
[X]            Soliciting Material under Rule 14a-12

HOMESTREET, INC.
(Name of Registrant as Specified in its Charter)

Charles W. Griege, Jr.
Roaring Blue Lion Capital Management, L.P.
Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]            No fee required.

[  ]            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]            Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Letter to HomeStreet, Inc.

A copy of a press release issued by the reporting persons, attached hereto as Exhibit 99.1, is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  The press release was issued on January 23, 2018.

Important Information

This filing is not a solicitation of a proxy from any security holder of HomeStreet, Inc. (the “Company”).  Charles W. Griege, Jr., intends to nominate individuals as nominees to the Company’s board of directors and intends to solicit votes for the election of those individuals as members of the Company’s board of directors (the “Nominees”).  Mr. Griege will send a definitive proxy statement, proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2018 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card (when available) and other documents filed by Mr. Griege with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by Mr. Griege with the SEC may also be obtained free of charge from Mr. Griege.

Participants in Solicitation

The following persons are participants in the planned solicitation from the Company’s shareholders of proxies in favor of the Nominees: Mr. Griege, Roaring Blue Lion Capital Management, L.P., and the Nominees.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may currently be found in the amended Schedule 13D, dated January 17, 2018, as filed with the SEC on January 17, 2018, which is incorporated herein by reference.